Exhibit 16.1

July 9, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

To the addressee set forth above:

We were previously the independent registered public accounting firm for TCFII NHT LLC (“Vitesse”), and we reported on the consolidated financial statements of Vitesse as of and for the year ended December 31, 2024. We had served as the auditor for Vitesse since 2018. We were dismissed as Vitesse’s independent registered public accounting firm, effective upon the issuance of our report on the consolidated financial statements of Vitesse as of and for the year ended December 31, 2024. We have read Lyntris Inc.’s statements included under the heading “Changes in independent registered public accounting firm” in its registration statement on Form S-1, and we agree with such statements concerning Crowe LLP, except that we are not in a position to agree or disagree with Lyntris Inc.’s statement that Grant Thornton LLP, or GT, was appointed as the independent registered public accounting firm on April 7, 2026 or that the change in independent registered public accounting firm was approved by the board of directors. We are also not in a position to agree or disagree with Lyntris Inc.’s statement that GT was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Lyntris Inc.’s consolidated financial statements, or any other matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Sincerely,

/s/ Crowe LLP